As filed with the Securities and Exchange Commission on March 23, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

PEPGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	85-3819886
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

321 Harrison Avenue

Boston, Massachusetts, 02118

(781) 797-0979

(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

PepGen Inc. 2022 Stock Option and Incentive Plan

(Full title of the plan)

James McArthur, Ph.D.

President and Chief Executive Officer

PepGen Inc.

321 Harrison Avenue

Boston, Massachusetts 02118

(781) 797-0979

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard Hoffman, Esq.

James Xu, Esq.

Alicia Tschirhart, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REGISTRATION OF ADDITIONAL SECURITIES PURSUANT TO GENERAL INSTRUCTIONS E

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by PepGen Inc. with the Securities and Exchange Commission (the “Commission”) to register 1,185,660 additional shares of its common stock, par value $0.0001 per share (the “Common Stock”), reserved for issuance under the PepGen Inc. 2022 Stock Option and Incentive Plan (the “2022 Plan”), pursuant to the “evergreen” provision of the 2022 Plan. The number of shares of Common Stock reserved and available for issuance under the 2022 Plan is subject to an automatic annual increase on each January 1, beginning January 1, 2023, in an amount equal to the lesser of: (i) 5% of the outstanding shares on the immediately preceding December 31, or (ii) such lesser amount as determined by the Administrator. The additional shares are of the same class as other securities relating to the 2022 Plan for which the registrant’s registration statement filed on Form S-8 with the Commission on May 10, 2022 (File No. 333-264822) is effective.

Pursuant to General Instruction E of Form S-8 regarding Registration of Additional Securities, the contents of the Registration Statement on Form S-8 filed with the Commission on May 10, 2022 (File No. 333-264822) are hereby incorporated by reference in this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit No.		Description

4.1

Third Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q filed on June 16, 2022 (File No. 001-41374)).

4.2

Certificate of Correction to Third Amended and Restated Certificate of Incorporation of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed on November 10, 2022 (File No. 001-41374)).

4.3		Amended and Restated By-laws of the Company (Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q filed on June 16, 2022 (File No. 001-41374)).

4.4

Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its stockholders, dated July 30, 2021 (Incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1, as amended (File No. 333-264335)).

5.1	*	Opinion of Goodwin Procter LLP.

23.1	*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1	*	Power of Attorney (included on signature page).

99.1

2022 Stock Option and Incentive Plan and form of award agreements thereunder (Incorporated by reference to Exhibit 10.2 to the registrant’s Registration Statement on Form S-1, as amended (File No. 333-264335)).

107*		Filing Fee Table

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this 23rd day of March, 2023.

PEPGEN INC.

By:	/s/ James McArthur
James McArthur, Ph.D. President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James McArthur, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ James McArthur James McArthur, Ph.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	March 23, 2023

/s/ Noel Donnelly Noel Donnelly, M.B.A.	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 23, 2023

/s/ Christopher Ashton Christopher Ashton, Ph.D.	Director	March 23, 2023

/s/ Habib Joseph Dable Habib Joseph Dable	Director	March 23, 2023
/s/ Heidi Henson Heidi Henson	Director	March 23, 2023

/s/ Laurie Keating Laurie B. Keating, J.D.	Director	March 23, 2023

/s/ Joshua Resnick Joshua Resnick, M.D., M.B.A.	Director	March 23, 2023